As filed with the Securities and Exchange Commission on August 8, 2003

Registration No.: 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CIRRUS LOGIC, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2901 Via Fortuna Austin, TX 78746 (Address of principal executive offices)	77-0024818 (I.R.S. Employer Identification No.)

Cirrus Logic, Inc. Fourth Amended and Restated 1989 Employee Stock Purchase Plan

1990 Directors’ Stock Option Plan

1996 Stock Plan

(Full Title of Plan)

Stephanie Lucie

Vice President, Associate General Counsel and Corporate Secretary

Cirrus Logic, Inc.

2901 Via Fortuna

Austin, TX 78746

(512) 851-4000

(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Cirrus Logic, Inc. Fourth Amended & Restated 1989 Employee Stock Purchase Plan	1,500,000	$4.97	$7,455,000	$603.10

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) and 457(c) under the Securities Act of 1933, based upon the average of the bid and asked prices of the Common Stock as reported on the NASDAQ National Market System on August 4, 2003.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

This Registration Statement relates only to 1,500,000 shares of Common Stock, $.001 par value per share of the Registrant, reserved for issuance under Registrant’s Fourth Amended and Restated 1989 Employee Stock Purchase Plan (the “ESPP”). On October 24, 1989, Registrant filed an initial Registration Statement on Form S-8 (No. 33-31697) to register 100,000 shares reserved for issuance under the ESPP. On October 24, 1990, Registrant filed a Registration Statement on Form S-8 (No. 33-37409) to register an additional 150,000 shares reserved for issuance under the ESPP. On November 14, 1991, Registrant filed a Registration Statement on Form S-8 (No. 33-43914) to register an additional 200,000 shares reserved for issuance under the ESPP. On November 4, 1992, Registrant filed a Registration Statement on Form S-8 (No. 33-53990) to register an additional 50,000 shares reserved for issuance under the ESPP. On November 17, 1993, Registrant filed a Registration Statement on Form S-8 (No. 33-71862) to register an additional 200,000 shares reserved for issuance under the ESPP. On August 22, 1994, Registrant filed a Registration Registrant filed a Registration Statement on Form S-8 (No. 33-83148) to register an additional 300,000 shares reserved for issuance under the ESPP. On December 29, 1995, Registrant filed a Registration Statement on Form S-8 (No. 33-65495) to register an additional 800,000 shares reserved for issuance under the ESPP. On November 19, 1996, Registrant filed a Registration Statement on Form S-8 (No. 333-16417) to register an additional 600,000 shares reserved for issuance under the ESPP. On December 19, 1997, Registrant filed a Registration Statement on Form S-8 (No. 333-42693) to register an additional 1,000,000 shares reserved for issuance under the ESPP. On February 18, 1999, Registrant filed a Registration Statement on Form S-8 (No. 333-72573) to register an additional 300,000 shares reserved for issuance under the ESPP. On October 18, 1999, Registrant filed a Registration Statement on Form S-8 (No. 333-89243) to register an additional 900,000 shares reserved for issuance under the ESPP. On August 8, 2001, Registrant filed a Registration Statement on Form S-8 (No. 333-67322) to register an additional 200,000 shares reserved for issuance under the ESPP. The contents of such Registration Statements are incorporated by reference, except as set forth below.

Item 3. Incorporation of Documents by Reference.

There are hereby incorporated by reference in this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission (the “Commission”):

1. The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 29, 2003, and Registrant’s Report on Form 10-Q for the fiscal quarter ended June 28, 2003, filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the “Exchange Act”).

2. The description of the Company’s Common Stock contained in the Company’s Registration Statement on Forms 8-A filed with the Commission on June 16, 1997; May 4, 1998; and May 3, 1999.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

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Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Stephanie Lucie, Vice President, Associate General Counsel and Corporate Secretary of the Registrant, will pass upon the validity of the issuance of the shares of Common Stock offered hereby for the Registrant. Ms. Lucie is an employee of the Registrant. As of July 31, 2003, Ms. Lucie directly held 3,500 shares of Registrant’s Common Stock and indirectly held 1,000 shares of Registrant’s Common Stock (held by spouse, of which she disclaims beneficial ownership). Ms. Lucie also directly held options to purchase 80,500 shares of Common Stock (of which 27,945 shares are exercisable within the next 60 days), and indirectly held options to purchase 11,250 shares of Common Stock (held by spouse, of which no shares are exercisable within the next 60 days and of which she disclaims beneficial ownership).

Item 6. Indemnification of Directors and Officers.

The Registrant’s Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Section 145 of the General Corporation Law of the State of Delaware authorizes and empowers each Delaware corporation to indemnify its directors, officers, employees and agents against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his or her relationship with the Registrant, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the Registrant in connection with the acts or events on which such claim, action or suit is based. The finding of either civil or criminal liability on the part of such person in connection with such acts or events is not necessarily determinative of the question of whether such person has met the required standard of conduct and is, accordingly, entitled to be indemnified. The foregoing statements are subject to the detailed provisions of Section 145 of the General Corporation Law of the State of Delaware.

The Registrant’s Bylaws provide that each person who at any time is or was a director or officer of the Registrant, or is or was serving as director or officer of another corporation, partnership, joint venture, trust or other enterprise at the request of the Registrant or was a director or officer of a corporation which was a predecessor corporation of the Registrant or of another enterprise at the request of such predecessor corporation shall be indemnified by the Registrant in accordance with and to the full extent permitted by the General Corporation Law of the State of Delaware. Article VI of the Registrant’s Bylaws facilitates enforcement of the right of directors and officers to be indemnified by establishing such right as a contract right pursuant to which the person entitled thereto may bring suit as if the indemnification provisions of the Bylaws were set forth in a separate written contract between the Registrant and the director or officer. Article VI of the Bylaws also permits the Registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Registrant would have the power to indemnify him or her against such liability under the General Corporation Law of Delaware. The Registrant currently has secured such insurance on behalf of its officers and directors.

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The Registrant has entered into agreements to indemnify its directors and officers, in addition to indemnification provided for in the Registrant’s Bylaws. Subject to certain conditions, these agreements, among other things, indemnify the Registrant’s directors and officers for certain expenses (including attorney’s fees), judgments, fines and settlement amounts incurred by any such person in any action or proceedings, including any action by or in the right of the Registrant, arising out of such person’s services as a director or officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the request of the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Documents

4.1	Cirrus Logic, Inc. Fourth Amended and Restated 1989 Employee Stock Purchase Plan.

5.1	Opinion of Stephanie Lucie, Vice President, Associate General Counsel and Corporate Secretary of the Registrant, dated August 5, 2003, with respect to the legality of the Common Stock being registered.

23.1	Consent of Ernst & Young LLP, Independent Auditors.

23.2	Consent of Stephanie Lucie (included in Exhibit 5 to the Registration Statement).

24	Power of Attorney of certain officers and directors (included in pages II-4 through II-5).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes;

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee plan’s annual report pursuant to Section 13(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be

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deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on the 5th day of August, 2003.

CIRRUS LOGIC, INC.

By	/s/ Stephanie Lucie
Name: Stephanie Lucie
Title: Vice President, Associate General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephanie Lucie his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, in his or her name and on his or her behalf, to do any and all acts and things and to execute any and all instruments which said attorney-in-fact and agent may deem necessary or advisable to enable Cirrus Logic, Inc. (the “Company”) to comply with the Securities Act of 1933, as amended (the “Act”), and any rules, regulations or requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration under the Act of up to, and including, 1,500,000 shares of Common Stock of the Company to be issued from time to time pursuant to the Cirrus Logic, Inc. Fourth Amended and Restated 1989 Employee Stock Purchase Plan, including power and authority to sign his or her name in any and all capacities (including his or her capacity as a Director and/or Officer of the Company) to a Registration Statement on Form S-8 or such other form as may be appropriate, and to any and all amendments, including post-effective amendments, to such Registration Statement, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any amendments thereto; and the undersigned hereby ratifies and confirms all that said attorney-in-fact and agent shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David D. French		August 7, 2003
David D. French	President & Chief Executive Officer (Principal Executive Officer)

/s/ Kirk Patterson		August 7, 2003
Kirk Patterson	Acting Chief Financial Officer, Vice President, Corporate Controller and Chief Accounting Officer

/s/ Michael L. Hackworth		August 7, 2003
Michael L. Hackworth	Chairman of the Board

/s/ Suhas S. Patil		August 7, 2003
Suhas S. Patil	Director

/s/ D. James Guzy		August 7, 2003
D. James Guzy	Director

/s/ Walden C. Rhines		August 7, 2003
Walden C. Rhines	Director

/s/ William D. Sherman		August 7, 2003
William D. Sherman	Director

/s/ Robert H. Smith		August 7, 2003
Robert H. Smith	Director

EXHIBIT INDEX

Exhibit No.

4.1	Cirrus Logic, Inc. Fourth Amended and Restated 1989 Employee Stock Purchase Plan.

5.1	Opinion of Stephanie Lucie, Vice President, Associate General Counsel and Corporate Secretary of the Registrant, dated August 5, 2003, with respect to the legality of the Common Stock being registered.

23.1	Consent of Ernst & Young LLP, Independent Auditors.

23.2	Consent of Stephanie Lucie (included in Exhibit 5 to the Registration Statement).

24	Power of Attorney of certain officers and directors (included in pages II-4 through II-5).